Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 6, 2015

El Paso Electric Announces First Quarter Financial Results

Overview

•
For the first quarter of 2015, El Paso Electric Company ("EE" or the "Company") reported net income of $3.5 million, or $0.09 basic and diluted earnings per share. In the first quarter of 2014, EE reported net income of $4.6 million, or $0.11 basic and diluted earnings per share.

“We had a productive first quarter as seen in our financial results, the increase in the number of customers served, and the completion and commercial operation of the first two generating units at the Montana Power Station,” said Tom Shockley, Chief Executive Officer. “We have begun construction on Units 3 and 4 at the Montana Power Station and these units are scheduled to be completed in 2016. Montana Power Station will serve our customers with dependable, cost-effective technologies that will help foster the region's overall growth and modernization. We now begin the process of requesting rate recovery for the significant construction costs we have incurred. We continue to be excited about our community's growth and as we strive for a modern 21st Century utility we are dedicated to future advancements and environmental resiliency in order to meet the region's expanding energy needs."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2015 net income relative to 2014 net income:

	Quarter Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS
March 31, 2014		$4,615	$0.11
Changes in:
Interest on long-term debt	$(1,904)	(1,237)	(0.03)
Gain on the sale of land in 2014	(1,499)	(974)	(0.02)
Deregulated Palo Verde Unit 3 revenues	(1,281)	(833)	(0.02)
Depreciation and amortization expense	(997)	(648)	(0.01)
Allowance for funds used during construction	2,306	1,978	0.05
Taxes other than income taxes	1,204	782	0.02
Retail non-fuel base revenues	718	466	0.01
Other		(691)	(0.02)
March 31, 2015		$3,458	$0.09
First Quarter 2015
Income for the quarter ended March 31, 2015, when compared to the same period last year, was negatively affected by:

•	Increased interest on long-term debt due to the interest accrued on the $150 million senior notes issued in December 2014.

•	Decreased miscellaneous income due to the gain on the sale of land in first quarter of 2014 with no comparable activity in the current quarter.

•	Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 35% decrease in proxy market power prices reflecting a decline in the price of natural gas.

•	Increased depreciation and amortization due to an increase in depreciable plant.

Income for the quarter ended March 31, 2015, when compared to the same period last year, was positively affected by:

•	Increased allowance for funds used during construction ("AFUDC") due to a higher average balance of construction work in progress.

•	Decreased taxes other than income taxes, primarily due to an adjustment for Arizona property tax during the first quarter of 2014, with no comparable adjustment in the current period.

•
Increased retail non-fuel base revenues, primarily due to increased revenues from our residential customers, reflecting colder winter weather in 2015 compared to mild winter weather in 2014 and an increase in the average number of customers served.

Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $0.7 million, pre-tax, or 0.7% in the first quarter of 2015 compared to the same period in 2014. This increase reflects a $1.3 million increase from sales to residential customers. KWh

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

sales to residential customers increased by 3.4% reflecting colder winter weather in 2015 compared to mild winter weather in 2014 and a 1.3% increase in the average number of residential customers served. Heating degree days increased 20.4% for the first quarter of 2015, compared to the same quarter last year, but were 2.3% below the 10-year average. The increase in retail non-fuel base revenues was partially offset by a decrease of $0.4 million from sales to public authorities. Retail non-fuel base revenues to small commercial and industrial customers and large commercial and industrial customers decreased 0.5% and 0.9% in the first quarter of 2015, compared to the same quarter in 2014. Non-fuel base revenues and kWh sales are provided by customer class on page 8 of this release.

Commercial Operation of Montana Power Station Units 1 and 2
On March 19 and 20, 2015, the Company placed into commercial operation the first two generating units at the Montana Power Station ("MPS") and the related common facilities and transmission systems at a cost of approximately $222.7 million. The two state-of-the-art 88-MW simple cycle aero-derivative combustion turbines are powered by natural gas and have quick start capabilities which allow the units to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability, and work in concert with our renewable energy sources. These two units will generate enough energy to power more than 80,000 homes.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 44.7% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt, and short-term borrowings under the revolving credit facility). At March 31, 2015, we had a balance of $8.0 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next 12 months including the $15 million maturity of our Series A 3.67% Senior Notes (due August 2015) . We may also issue long-term debt in the capital markets to finance capital requirements in late 2015 or early 2016.
Cash flows from operations for the three months ended March 31, 2015 were $26.5 million compared to $31.3 million in the corresponding period in 2014. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2015, the Company had a fuel over-recovery of $15.7 million compared to an over-recovery of fuel costs of $2.0 million during the three months ended March 31, 2014. At March 31, 2015, we had a net fuel over-recovery balance of $6.4 million, including $3.6 million in Texas, $2.7 million in New Mexico, and $0.1 million for our FERC regulated customer. On April 15, 2015, we filed a request to lower our Texas fixed fuel factor by approximately 24% to reflect reductions in fuel expense. This decrease was effective with May 2015 billings.
During the three months ended March 31, 2015, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for the new electric plant were $73.9 million for the three months ended March 31, 2015 and $48.3 million for the three months ended March 31, 2014. Capital expenditures for 2015 are expected to be $259.5 million. Capital requirements for purchases of nuclear fuel were $10.2 million for the three months ended March 31, 2015 and $11.8 million for the three months ended March 31, 2014.
On March 31, 2015, we paid a quarterly cash dividend of $0.28 per share, or $11.3 million to shareholders of record on March 16, 2015. We expect to continue paying quarterly cash dividends during 2015 and we expect to review the dividend policy in the second quarter of 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

No shares of common stock were repurchased during the three months ended March 31, 2015. As of March 31, 2015, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $127.3 million at March 31, 2015, of which $17.3 million had been borrowed under the RCF, and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $130.0 million as of March 31, 2014, of which $20.0 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2015, $41.0 million was outstanding under the RCF for working capital and general corporate purposes. At March 31, 2014, $26.0 million was outstanding under the RCF for working capital and general corporate purposes.
2015 Earnings Guidance
We are reiterating our earnings guidance for 2015 within a range of $1.75 to $2.15 per basic share.
Conference Call
A conference call to discuss first quarter 2015 financial results is scheduled for 10:30 A.M. Eastern Time, on May 6, 2015. The dial-in number is 888-466-4462 with a conference ID number of 5619633. The international dial-in number is 719-457-2697. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through May 20, 2015 with a dial-in number of 888-203-1112 and a conference ID number of 5619633. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended March 31, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$104,857	$104,147	$710	(a)
Deregulated Palo Verde Unit 3 revenues	3,127	4,408	(1,281)
Other	6,858	7,460	(602)
Operating Revenues Net of Energy Expenses	114,842	116,015	(1,173)

Other operating expenses:
Other operations and maintenance	49,311	49,064	247
Palo Verde operations and maintenance	21,848	21,356	492
Taxes other than income taxes	14,158	15,362	(1,204)
Other income	4,943	5,339	(396)
Earnings Before Interest, Taxes, Depreciation and Amortization	34,468	35,572	(1,104)	(b)

Depreciation and amortization	21,565	20,568	997
Interest on long-term debt	16,483	14,579	1,904
AFUDC and capitalized interest	8,185	5,836	2,349
Other interest expense	163	173	(10)
Income Before Income Taxes	4,442	6,088	(1,646)

Income tax expense	984	1,473	(489)

Net Income	$3,458	$4,615	$(1,157)

Basic Earnings per Share	$0.09	$0.11	$(0.02)

Diluted Earnings per Share	$0.09	$0.11	$(0.02)

Dividends declared per share of common stock	$0.280	$0.265	$0.015

Weighted average number of shares outstanding	40,243	40,149	94

Weighted average number of shares and dilutive
potential shares outstanding	40,267	40,149	118

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.1 million and $16.1 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Quarter Ended March 31, 2015 and 2014
(In thousands and Unaudited)

	2015	2014
Cash flows from operating activities:
Net income	$3,458	$4,615
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	21,565	20,568
Amortization of nuclear fuel	11,392	11,476
Deferred income taxes, net	6,255	761
Net gains on sale of decommissioning trust funds	(3,745)	(2,865)
Other	356	(210)
Change in:
Accounts receivable	5,828	6,600
Net over-collection of fuel revenues	15,687	2,011
Accounts payable	(24,230)	(8,958)
Other	(10,114)	(2,686)
Net cash provided by operating activities	26,452	31,312

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(73,865)	(48,255)
Cash additions to nuclear fuel	(10,183)	(11,822)
Decommissioning trust funds	(2,319)	(2,415)
Other	(4,140)	(876)
Net cash used for investing activities	(90,507)	(63,368)

Cash flows from financing activities:
Dividends paid	(11,303)	(10,676)
Borrowings under the revolving credit facility, net	43,813	31,599
Other	(985)	(1,067)
Net cash provided by financing activities	31,525	19,856

Net decrease in cash and cash equivalents	(32,530)	(12,200)

Cash and cash equivalents at beginning of period	40,504	25,592

Cash and cash equivalents at end of period	$7,974	$13,392

El Paso Electric Company
Quarter Ended March 31, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	561,653	543,030	18,623	3.4%
	Commercial and industrial, small	490,066	493,919	(3,853)	(0.8)%
	Commercial and industrial, large	253,120	226,552	26,568	11.7%
	Public authorities	343,093	343,028	65	—%
	Total retail sales	1,647,932	1,606,529	41,403	2.6%
	Wholesale:
	Sales for resale	11,945	12,392	(447)	(3.6)%
	Off-system sales	683,529	697,014	(13,485)	(1.9)%
	Total wholesale sales	695,474	709,406	(13,932)	(2.0)%
	Total kWh sales	2,343,406	2,315,935	27,471	1.2%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$46,940	$45,594	$1,346	3.0%
	Commercial and industrial, small	31,970	32,121	(151)	(0.5)%
	Commercial and industrial, large	8,249	8,328	(79)	(0.9)%
	Public authorities	17,258	17,656	(398)	(2.3)%
	Total retail non-fuel base revenues	104,417	103,699	718	0.7%
	Wholesale:
	Sales for resale	440	448	(8)	(1.8)%
	Total non-fuel base revenues	104,857	104,147	710	0.7%

	Fuel revenues:
	Recovered from customers during the period	34,422	31,173	3,249	10.4%
	Over collection of fuel (a)	(15,687)	(2,010)	(13,677)	—%
	New Mexico fuel in base rates	16,113	16,095	18	0.1%
	Total fuel revenues (b)	34,848	45,258	(10,410)	(23.0)%

	Off-system sales:
	Fuel cost	12,865	21,463	(8,598)	(40.1)%
	Shared margins	3,936	6,744	(2,808)	(41.6)%
	Retained margins	356	802	(446)	(55.6)%
	Total off-system sales	17,157	29,009	(11,852)	(40.9)%
	Other (c)	6,884	7,102	(218)	(3.1)%
	Total operating revenues	$163,746	$185,516	$(21,770)	(11.7)%

(a)	2015 includes a DOE refund related to spent fuel storage of $5.8 million.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.1 million and $4.4 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended March 31, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	354,758	350,334	4,424	1.3%
Commercial and industrial, small	40,040	39,218	822	2.1%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,216	5,047	169	3.3%
Total	400,063	394,648	5,415	1.4%

Number of retail customers (end of period): (a)
Residential	355,563	350,967	4,596	1.3%
Commercial and industrial, small	40,052	39,417	635	1.6%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,209	5,072	137	2.7%
Total	400,873	395,505	5,368	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,153	958	1,180
Cooling degree days	34	25	29

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	1,362,194	1,364,077	(1,883)	(0.1)%
Four Corners	137,218	134,236	2,982	2.2%
Gas plants	668,575	567,744	100,831	17.8%
Total generation	2,167,987	2,066,057	101,930	4.9%
Purchased power:
Photovoltaic	59,059	28,799	30,260	105.1%
Other	241,713	333,318	(91,605)	(27.5)%
Total purchased power	300,772	362,117	(61,345)	(16.9)%
Total available energy	2,468,759	2,428,174	40,585	1.7%
Line losses and Company use	125,353	112,239	13,114	11.7%
Total kWh sold	2,343,406	2,315,935	27,471	1.2%

	Palo Verde capacity factor	101.4%	101.5%	(0.1)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At March 31, 2015 and 2014
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2015	2014

Cash and cash equivalents	$7,974	$13,392

Common stock equity	$975,265	$948,990
Long-term debt	1,134,205	999,643
Total capitalization	$2,109,470	$1,948,633

Current maturities of long-term debt	$15,000	$—

Short-term borrowings under the revolving credit facility	$58,345	$45,951

Number of shares - end of period	40,392,608	40,303,763

Book value per common share	$24.14	$23.55

Common equity ratio (a)	44.7%	47.6%
Debt ratio	55.3%	52.4%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.